Exhibit 2: Consolidated Income Statement
(Twelve Months Ended December 31)

	Ch$ millions			US$ millions (1)
	YTD december 01	YTD December 02	% Change	YTD december 01	YTD December 02	% Change

Revenues	341,869	256,283	-25.0%	522.1	356.6	-31.7%
COGS	(295,494)	(224,587)	-24.0%	(451.3)	(312.5)	-30.7%
Gross Income	46,375	31,696	-31.7%	70.8	44.1	-37.7%
Gross Margin	13.6%	12.4%	-8.8%	13.6%	12.4%	-8.8%
SG&A	(35,389)	(27,692)	-21.7%	(54.0)	(38.5)	-28.7%
% sales	10.4%	10.8%	-	10.4%	10.8%	-
Operating Income	10,986	4,003	-63.6%	16.8	5.6	-66.8%
Operating Margin	3.2%	1.6%	-	3.2%	1.6%	-
Financial Income	1,979	1,570	-20.7%	3.0	2.2	-27.7%
Equity in Earning (Losses) of Related Companies	(51)	281	N/A	(0.1)	0.4	N/A
Other non-Operating Income	4,098	422	-89.7%	6.3	0.6	-90.6%
Financial Expenses	(21,908)	(19,092)	-12.9%	(33.5)	(26.6)	-20.6%
Positive Goodwill Amortization	(2,679)	(2,303)	-14.0%	(4.1)	(3.2)	-21.7%
Other non-Operating Expenses	(31,326)	(20,011)	-36.1%	(47.8)	(27.8)	-41.8%
Price-level Restatement	(13,611)	(8,442)	-38.0%	(20.8)	(11.7)	-43.5%
Non-Operating Results	(63,496)	(47,575)	-25.1%	(97.0)	(66.2)	-31.7%
Income (Loss) Before Income Taxes	(52,510)	(43,571)	-17.0%	(80.2)	(60.6)	-24.4%
Income Tax	(431)	1,402	N/A	(0.7)	2.0	N/A
Extraordinary Items	-	-	N/A	0.0	0.0	N/A
Minority Interest	1,321	1,998	51.2%	2.0	2.8	37.8%
Negative Goodwill Amortization	21	5	-75.3%	0.0	0.0	-77.4%
Net Income (Loss)	(51,599)	(40,166)	-22.2%	(78.8)	(55.9)	-29.1%

1 Exchange rate on December 2002 US$1.00 = 718,61
Exchange rate on December 2001 US$1.00 = 654,79